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                                                                   Exhibit 23(f)

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of CNB Bancshares, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated February 28, 1997, with respect to the consolidated financial statements of Indiana Federal Corporation incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1996 and our report dated February 28, 1997 with respect to the consolidated financial statements of Indiana Federal Corporation, included in the Current Report on Form 8-K of Pinnacle Financial Services, Inc. dated February 11, 1998, filed with the Securities and Exchange Commission.

                                       /s/ Ernst & Young LLP

Chicago, Illinois
February 23, 1998